Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS SOLID FOURTH QUARTER EARNINGS

AND RECORD LOAN ORIGINATIONS

WAYNE, NJ – January 30, 2013 – Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter of 2012 of $36.8 million, or $0.19 per diluted common share as compared to the fourth quarter of 2011 earnings of $24.5 million, or $0.14 per diluted common share. All common share data presented in this press release, including the earnings per diluted common share data above, were adjusted for a five percent stock dividend issued on May 25, 2012.

Net income for the year ended December 31, 2012 was $143.6 million, or $0.73 per diluted common share, compared to 2011 earnings of $132.5 million, or $0.74 per diluted common share.

Key highlights for the fourth quarter:

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Mortgage Banking Activities: Residential mortgage loan originations (including both new and refinanced loans) totaled a record high $531 million for the fourth quarter and were up almost 18 percent as compared to a strong third quarter of 2012. Valley sold approximately $389 million of residential mortgages during the fourth quarter, up slightly from the third quarter of 2012. However, gains on sales of residential mortgage loans fell $9.5 million to $15.6 million for the fourth quarter of 2012 as compared to $25.1 million for the third quarter of 2012 mainly due to a decline in mark to market gains on our loans held for sale carried at fair value caused by changes in the volume of such loans held at the beginning and end of each quarter. We expect the mortgage loan pipeline to continue to be robust during the first quarter of 2013 due to the historically low market interest rates, a continued housing market recovery and the proven success of Valley’s low fixed-price refinance programs.

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Trading Mark to Market: Net trading gains and losses mainly represent non-cash mark to market gains and losses on our junior subordinated debentures carried at fair value. Net trading gains recognized for the fourth quarter of 2012 were $2.2 million and increased approximately $2.2 million and $3.0 million from the third quarter of 2012 and the fourth quarter of 2011, respectively.

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Investments: We recognized no other-than-temporary impairment charges in earnings during the fourth quarter as compared to $4.7 million ($2.7 million after taxes, or $0.01 per common share) during the third quarter of 2012 and $19.1 million ($11.7 million after taxes, or $0.07 per common share) during the fourth quarter of 2011. Our net gains on securities transactions were immaterial for the fourth quarter of 2012 as compared to $1.5 million ($937 thousand after taxes, or less than $0.01 per common share) in the third quarter of 2012 and $12.0 million ($7.2 million after taxes, or $0.04 per common share) during the fourth quarter of 2011.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 30, 2013

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Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) decreased by $99.3 million, or 3.6 percent on an annualized basis, to $10.8 billion at December 31, 2012 from September 30, 2012 largely due to our decision to sell the majority of our new and refinanced residential mortgage loans, some large repayments within the commercial loan portfolios and continued strong competition for high quality commercial borrowers. Despite the strong competition and prepayments, the commercial and industrial loan portfolio had record loan originations of $244 million during the fourth quarter of 2012 and combined with the commercial real estate portfolio these two categories had record loan originations of $1.4 billion in 2012. Additionally, our other consumer loan portfolio experienced organic growth of $19.6 million, or 49 percent on an annualized basis, during the fourth quarter of 2012 mainly due to higher collateralized personal lines of credit balances. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $180.7 million, or 1.6 percent of our total loans, at December 31, 2012 as compared to $207.5 million at September 30, 2012, mainly due to normal collection activity.

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Asset Quality: Non-performing assets increased 5.5 percent from the third quarter of 2012 as total non-accrual loans increased to $131.8 million, or 1.20 percent of our entire loan portfolio of $11.0 billion, at December 31, 2012, compared to $121.4 million, or 1.09 percent, at September 30, 2012. The increase in non-accruals was primarily due to the addition of two commercial loan relationships totaling $8.8 million and $4.6 million, respectively. At December 31, 2012 and September 30, 2012, our non-accrual loans also included performing residential mortgage and home equity loans totaling $3.0 million, which were classified as non-accrual loans due to our adherence to newly issued Office of the Comptroller of the Currency (OCC) guidance during the third quarter of 2012. See “Credit Quality” section below for more details.

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans and unfunded letters of credit was $5.2 million for the fourth quarter of 2012 as compared to $7.3 million for the third quarter of 2012 and $11.9 million for the fourth quarter of 2011. Net loan charge-offs on non-covered loans decreased to $4.3 million for the fourth quarter of 2012 (or 0.15 percent of average loans on an annualized basis), compared to $5.9 million for the third quarter of 2012 and $14.4 million for the fourth quarter of 2011. At December 31, 2012, our allowance for losses on non-covered loans and unfunded letters of credit totaled $123.0 million and was 1.13 percent of non-covered loans, as compared to 1.12 percent and 1.29 percent at September 30, 2012 and December 31, 2011, respectively.

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Provision for Losses on Covered Loans: We recorded no provision for losses on covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) related to additional credit impairment of the loan pools during the fourth and third quarters of 2012 as compared to $3.4 million in the fourth quarter of 2011. No net charge-offs of covered loans were recognized during the fourth quarter of 2012 as compared to $2.3 million and $2.5 million for the third quarter of 2012 and fourth quarter of 2011, respectively. Our allowance for losses on covered loans totaled $9.5 million at both December 31, 2012 and September 30, 2012, and $13.5 million at December 31, 2011.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 30, 2013

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Net Interest Income and Margin: Net interest income totaling $118.5 million for the three months ended December 31, 2012 declined by $3.3 million as compared to the third quarter of 2012 and remained relatively unchanged from the fourth quarter of 2011. On a tax equivalent basis, our net interest margin decreased 5 basis points to 3.41 percent in the fourth quarter of 2012 as compared to 3.46 percent for the third quarter of 2012, and decreased 33 basis points from 3.74 percent for the fourth quarter of 2011. The decreases in both net interest income and margin as compared to the linked third quarter of 2012 were due to a decline in average loans and investments, as well as lower yields on new investment securities and loans caused by the current low level of market interest rates. See the “Net Interest Income and Margin” section below for more details.

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Income Tax Expense: Our effective tax rate decreased to 28.5 percent for the fourth quarter of 2012 as compared to 36.2 percent for the third quarter of 2012, and increased from 23.0 percent for the fourth quarter of 2011. The 2012 linked quarter over quarter decline was largely the result of the change in the actual versus projected tax rates for the year ended December 31, 2012. The increase from the fourth quarter of 2011 was mainly due to the higher pre-tax income for the fourth quarter of 2012.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier 1 capital, and leverage capital ratios were 12.38 percent, 10.87 percent, and 8.09 percent, respectively, at December 31, 2012.

Gerald H. Lipkin, Chairman, President and CEO commented that “We are pleased to report solid earnings for the fourth quarter of 2012, which continued to be positively impacted by our residential mortgage refinance program, as well as the strong performance of our balance sheet despite a very difficult interest rate environment.” Mr. Lipkin added, “Our loan originations continued at record levels during the quarter, even though we believe the level of refinanced loans was actually somewhat slowed due to the negative effects of Hurricane Sandy and consumer distractions related to the holidays and other political and economic concerns. However, our mortgage banking business continues to experience significant application inflows at this time and loan originations are expected to remain at or near the current record levels during 2013. Additionally, the commercial and industrial loan portfolio had record loan originations during the fourth quarter and combined with the commercial real estate portfolio produced record commercial lending originations for 2012 in the face of very strong competition for borrowers who meet our high credit quality standards. In 2013, we stand ready to compete across all of our lines of business and are committed to assisting in the continued economic recovery within our communities.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis decreased $3.3 million to $120.4 million for the fourth quarter of 2012 from the third quarter of 2012 and remained relatively unchanged as compared to the fourth quarter of 2011. Interest income on a tax equivalent basis decreased $4.3 million from the third quarter of 2012 mainly due to the combination of a $142.4 million decrease in average loans and lower yields on loans and investments. The decrease in interest income was partially offset by a $968 thousand decline in interest expense, which was mostly driven by lower average balances for time deposits and short-term borrowings as well as a 1 basis point decrease in the cost of average savings, NOW, and money market deposits.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 30, 2013

The net interest margin on a tax equivalent basis was 3.41 percent for the fourth quarter of 2012, a decrease of 5 basis points from 3.46 percent in the linked third quarter of 2012, and a 33 basis point decline from 3.74 percent for the three months ended December 31, 2011. The yield on average interest earning assets decreased by seven basis points on a linked quarter basis mainly as a result of lower yields on average investment securities caused by the current low market yields on new securities and the continued repayment of higher yielding securities in the portfolio. The yield on average loans also decreased 3 basis points to 5.09 percent for the three months ended December 31, 2012 from the third quarter of 2012 mainly due to new volume at lower interest rates. The aggregate net change in infrequent items that impact our loan yields from time to time, such as accelerated interest accretion recognized on certain purchased credit impaired (PCI) loan pools that were fully repaid and loan prepayment penalty fees, added approximately six basis points to our loan yield for the fourth quarter as compared to the third quarter of 2012. However, the repayment volume of higher yielding non-PCI loans (with and without contractual prepayment penalties) remained elevated for the fourth quarter of 2012 and negatively impacted the overall yield on average loans. The overall cost of average interest bearing liabilities increased by approximately 1 basis point from 1.62 percent in the third quarter of 2012 mainly due to a slight change in mix of borrowings, as the individual yields for most categories declined during the fourth quarter. Lower cost short-term borrowings (mainly consisting of FHLB advances) matured and were paid off during the fourth quarter, largely resulting in the average balance decline of $304.6 million for the category, while higher cost maturing time deposits contributed to a decline in average time deposits of only $110.6 million. Our cost of total deposits was 0.49 percent for the fourth quarter of 2012 compared to 0.52 percent for the three months ended September 30, 2012.

We believe our margin may continue to face the risk of compression into the foreseeable future due to the current low level of interest rates on most interest earning asset alternatives. However, we continue to tightly manage our balance sheet and our cost of funds to optimize our returns.

Credit Quality

Total loan delinquencies (including loans past due 30 days or more and non-accrual loans) as a percentage of total loans were 1.73 percent at December 31, 2012 as compared to 1.53 percent at September 30, 2012 and 1.69 percent at December 31, 2011. Our past due loans and non-accrual loans discussed below exclude PCI loans. Valley’s PCI loans consist of loans that were acquired as part of FDIC-assisted transactions (the “covered loans”) in 2010 and loans subsequently acquired or purchased by Valley, primarily consisting of loans recorded in the acquisition of State Bancorp on January 1, 2012. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley.

Loans past due 30 to 89 days increased $2.6 million to $49.7 million at December 31, 2012 compared to September 30, 2012 mainly due to higher delinquencies within commercial real estate and construction loans. Within this past due category, commercial real estate loans increased $7.0 million

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 30, 2013

to $13.2 million at December 31, 2012 due to a few small loans and one impaired loan totaling $1.9 million with immaterial specific reserves included in our total allowance for loan losses. Construction loans past due 30 to 89 days also increased to $6.7 million at December 31, 2012 mainly due to matured performing loans in the normal process of renewal totaling approximately $5.5 million. Valley believes the majority of all loan types in this past due category are well secured, in the process of collection and do not represent a material negative trend within the loan portfolio.

Loans past due 90 days or more and still accruing increased $6.2 million to $8.7 million, or 0.08 percent of total loans, at December 31, 2012 compared to $2.5 million, or 0.02 percent at September 30, 2012. The increase in this past due category was mostly due to matured performing loans in the normal process of renewal that totaled $2.9 million and $2.5 million within the commercial real estate and construction loan portfolios, respectively, at December 31, 2012.

Total non-performing assets (“NPAs”), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities, totaled $195.5 million at December 31, 2012 compared to $185.3 million at September 30, 2012. The $10.2 million increase in NPAs from September 30, 2012 was largely caused by an increase in non-accrual loans, as the balances of the other components of our NPAs remained relatively unchanged at December 31, 2012.

Non-accrual loans increased $10.4 million to $131.8 million at December 31, 2012 as compared to $121.4 million at September 30, 2012 mainly due to a $10.1 million increase in non-accrual loans in the commercial and industrial loan category caused by two loans totaling $8.8 million and $2.9 million, respectively. The first of the two loans is a previously impaired loan that was restructured subsequent to its non-accrual classification in the beginning of the fourth quarter. This loan was performing to the new terms as of December 31, 2012. The second non-accrual loan was internally classified as substandard prior to being severely impacted by the hurricane during October 2012. Additionally, a new $1.7 million non-accrual commercial real estate loan reported at December 31, 2012 relates to this same customer relationship negatively impacted by the hurricane. At December 31, 2012 and September 30, 2012, our non-accrual loans also included performing residential mortgage and home equity loans totaling $3.0 million, which were classified as non-accrual loans due to the OCC regulatory guidance issued during the third quarter of 2012. Although the timing of collection is uncertain, management believes that most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $206.7 million at December 31, 2012 and had $31.0 million in related specific reserves included in our total allowance for loan losses.

Troubled debt restructured loans (“TDRs”) represent loan modifications for customers experiencing financial difficulties where a concession has been granted. Performing TDRs (i.e., TDRs not reported as loans 90 days or more past due and still accruing or as non-accrual loans) totaled $105.4 million at December 31, 2012 and consisted of 88 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to 84 loans totaling $109.3 million at September 30, 2012. On an aggregate basis, the $105.4 million in performing TDRs at December 31, 2012 had a modified weighted average interest rate of approximately 4.80 percent as compared to a pre-modification weighted average interest rate of 5.52 percent.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 30, 2013

With a non-covered loan portfolio totaling $10.8 billion, net loan charge-offs on non-covered loans for the fourth quarter of 2012 totaled only $4.3 million as compared to $5.9 million for the third quarter of 2012 and $14.4 million for the fourth quarter of 2011. The decrease from the third quarter of 2012 was largely due to lower net charge-offs in both the commercial and industrial loan and commercial real estate loan portfolios. There were no charge-offs on loans in our covered loan pools for the fourth quarter of 2012 as compared to $2.3 million and $2.5 million of charge-offs in the third quarter of 2012 and the fourth quarter of 2011, respectively. Charge-offs on covered loan pools are substantially covered by loss-sharing agreements with the FDIC.

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at December 31, 2012, September 30, 2012 and December 31, 2011:

	December 31, 2012		September 30, 2012		December 31, 2011
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$59,260	2.84%	$60,463	2.85%	$65,076	3.46%
Commercial real estate loans:
Commercial real estate	24,651	0.56%	25,872	0.58%	19,222	0.54%
Construction	17,393	4.09%	13,373	3.07%	12,905	3.14%

Total commercial real estate loans	42,044	0.87%	39,245	0.80%	32,127	0.81%
Residential mortgage loans	9,361	0.38%	9,795	0.39%	9,058	0.40%
Consumer loans:
Home equity	1,807	0.37%	1,666	0.34%	2,214	0.47%
Auto and other consumer	3,735	0.39%	3,997	0.42%	6,463	0.71%

Total consumer loans	5,542	0.38%	5,663	0.39%	8,677	0.63%
Unallocated	6,796	—	6,939	—	7,719	—

Allowance for non-covered loans and unfunded letters of credit	123,003	1.13%	122,105	1.12%	122,657	1.29%
Allowance for covered loans	9,492	5.25%	9,492	4.57%	13,528	4.98%

Total allowance for credit losses	$132,495	1.20%	$131,597	1.18%	$136,185	1.39%

*	Includes the reserve for unfunded letters of credit.

The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 1.13 percent at December 31, 2012 as compared to 1.12 percent and 1.29 percent at September 30, 2012 and December 31, 2011, respectively. The allocation percentages for the construction loan category shown in the table above increased 1.02 percent from the third quarter of 2012 largely due to a $3.3 million increase in specific reserves for one previously impaired collateral dependent loan. At December 31, 2012, Management discounted the appraisal of this loan’s underlying collateral based upon specific market data and other new facts regarding the property that were unavailable prior to the fourth quarter of 2012. The allocation percentages for both the commercial and industrial loan and commercial real estate loan categories decreased from December 31, 2011 largely due to non-covered PCI loans acquired from State Bancorp on January 1, 2012 and PCI commercial real estate loans purchased from another financial institution in March 2012. The PCI

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 30, 2013

loans were recorded at fair value upon acquisition based on an initial estimate of expected cash flows, including a reduction for estimated credit losses, without carryover of the loan portfolio’s historical allowance for loan losses. The PCI loans are accounted for on a pool basis and were initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. The remaining credit discount that may be used for future losses totaled $56.2 million for non-covered PCI loans with carrying amounts of $987.0 million at December 31, 2012. Additionally, the allocated reserves for auto and other consumer loans declined from December 31, 2011 as loss experience and the outlook for the automobile portfolio continued to improve throughout 2012. Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $987.0 million) was 1.25 percent at December 31, 2012 as compared to 1.24 percent at September 30, 2012.

Loans and Deposits

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans decreased $99.3 million to approximately $10.8 billion at December 31, 2012 from September 30, 2012 mainly due to an elevated level of repayments primarily within the commercial loan categories of the PCI loan portfolio and refinance activity within the residential mortgage loan portfolio.

Total commercial and industrial loans decreased $34.0 million from September 30, 2012 to $2.1 billion at December 31, 2012 largely due to a $19.1 million decline in the PCI loans acquired during the first quarter of 2012. Overall, we continued to experience some full loan repayments from a few large borrowers as well as the continued impact of strong market competition for quality credits. Total commercial real estate loans (including construction loans) also declined $38.1 million from September 30, 2012 to $4.8 billion at December 31, 2012 due to a $59.8 million decrease in PCI loans. The decline in PCI loans was due to normal payments, as well as prepayments caused by strong competition in the Long Island market and excess borrower liquidity. However, the non-PCI loan portion of the commercial real estate loan portfolio totaling $4.2 billion increased $21.7 million largely due to a gradual improvement in demand across several segments of our New Jersey market.

Total residential mortgage loans decreased $37.1 million from September 30, 2012 mostly due to a high volume of fourth quarter refinancing activity, with many of the new loans either sold in the secondary market or held for sale at December 31, 2012. Loans held for sale carried at fair value decreased to $120.2 million (with $115.4 million in unpaid contractual balances) at December 31, 2012 as compared to $149.1 million (with $141.4 million in unpaid contractual balances) at September 30, 2012. Our residential mortgage pipeline has remained very robust mainly due to the continued success of our low fixed-price refinance programs and the current low level of market interest rates. During the fourth quarter of 2012, we originated over $531 million in new and refinanced residential mortgage loans and retained approximately 32 percent of these loans in our loan portfolio at December 31, 2012. Loan servicing rights recognized for the retained servicing of the loans sold during the fourth quarter totaled $4.6 million at December 31, 2012. We expect to continue an “originate and sell” model for a large portion of our mortgage loan originations during 2013 assuming that market conditions do not adversely change and we are able to maintain an appropriate mix of residential mortgage loans on our balance sheet. During the early part of the first quarter of 2013, application volume continues to be very strong and we are optimistic that the refinance volume should remain strong at least into the foreseeable future.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 30, 2013

Automobile loans and home equity loans marginally declined to $786.5 million and $485.5 million, respectively, at December 31, 2012 as compared to September 30, 2012 due to normal repayment activity outpacing new loan origination volumes. During the fourth quarter of 2012, we purchased approximately $6.6 million in auto loans as compared to $12.4 million in purchased loans during the third quarter of 2012. From time to time, the Bank purchases automobile loans originated by, and sometimes serviced by, other financial institutions based on several factors, including current loan origination volumes, market interest rates, excess liquidity and other asset/liability management strategies. All of the purchased automobile loans are selected using Valley’s normal underwriting criteria at the time of purchase.

Other consumer loans increased $19.6 million to $179.7 million at December 31, 2012 as compared to $160.1 million at September 30, 2012 mainly due to higher collateralized personal lines of credit balances.

Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $180.7 million at December 31, 2012 as compared to $207.5 million at September 30, 2012. Consistent with our PCI loans acquired and purchased during the first quarter of 2012, all of our covered loans are PCI loans accounted for on a pool basis. For loan pools with better than originally expected cash flows, the forecasted increase in cash flows is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the fourth quarter of 2012, we reduced our FDIC loss-share receivable by $1.8 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $2.1 million during the third quarter of 2012.

Deposits. Total deposits increased $343.2 million to approximately $11.3 billion at December 31, 2012 from September 30, 2012 mostly due to higher non-interest bearing deposit balances. Valley’s non-interest bearing deposits totaling $3.6 billion at December 31, 2012 increased by $351.8 million from September 30, 2012 partly due to seasonal increases, the current low rates on our interest bearing deposit products, and additional customer liquidity due to year-end tax planning. Savings, NOW and money market accounts also increased $204.5 million to approximately $5.2 billion at December 31, 2012 as compared to September 30, 2012 due to normal municipal account balance fluctuations and general increases in retail deposits. Valley’s time deposits totaling $2.5 billion at December 31, 2012 decreased $213.0 million as compared to September 30, 2012 largely due to the continued run-off of maturing higher cost retail certificates of deposit and less attractive short-term time deposit rates offered by Valley during the period.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 30, 2013

Non-Interest Income

Non-interest income for the fourth quarter of 2012 decreased $6.7 million from $40.5 million for the linked quarter ended September 30, 2012 largely due to a $9.5 million decrease in net gains on sales of residential mortgage loans mostly caused by lower mark to market gains due, in part, to the decrease in loans held for sale carried at fair value. See “Loans and Deposits” section above for more details on our mortgage banking activities. Other non-interest income decreased $2.2 million from $4.3 million for the third quarter of 2012 primarily due to net losses on other real estate owned totaling approximately $2.2 million related to both sales during the fourth quarter and valuation of properties at December 31, 2012. Of the $2.2 million in net losses, $1.6 million is related to assets substantially covered by loss-sharing agreements with the FDIC. Net gains on securities transactions declined $1.5 million to just $44 thousand for the three months ended December 31, 2012 due to a lower volume of securities sales and calls during the period. During the fourth quarter, we also recognized $812 thousand in net losses on sales of assets due to the disposal of approximately $949 thousand in impaired branch location assets caused by Hurricane Sandy. Partially offsetting these decreases in non-interest income, net impairment losses on securities declined $4.7 million from the third quarter of 2012 and net trading gains increased to $2.2 million for the fourth quarter of 2012 from $6 thousand for the third quarter of 2012.

Non-Interest Expense

Non-interest expense for the fourth quarter of 2012 increased by $2.4 million from $93.2 million for the linked quarter ended September 30, 2012 mainly due to a $2.0 million increase in net occupancy and equipment expense. The increase in net occupancy and equipment expense was largely caused by an additional $1.6 million in rental expense recorded to adjust the straight-line rental expense accrual on operating leases for certain branch locations. Professional and legal fees also increased $1.1 million to $4.6 million for the fourth quarter of 2012 due to a general increase in corporate legal matters, while salary and employee benefits expense declined $806 thousand primarily due to lower major medical insurance and pension cost accruals, partially offset by higher salary expense as compared to the three months ended September 30, 2012.

Income Tax Expense

Income tax expense was $14.7 million for the three months ended December 31, 2012 reflecting an effective tax rate of 28.5 percent, as compared to $22.4 million for the third quarter of 2012, reflecting an effective tax rate of 36.2 percent and $7.3 million for the fourth quarter of 2011, reflecting an effective tax rate of 23.0 percent. The decrease in rate and tax expense in the fourth quarter of 2012 compared to the third quarter was largely due to the actual tax rate being less than projected for the year ended December 31, 2012. The increase in rate and tax expense as compared to the fourth quarter of 2011 was primarily due to an increase in pre-tax income for the fourth quarter of 2012.

Income tax expense was $66.7 million for the year ended December 31, 2012, reflecting an effective tax rate of 31.7 percent, compared with $62.7 million for 2011, reflecting an effective tax rate of 32.1 percent. The slight decrease in the 2012 effective tax rate was due, in part, to an increased investment in tax favored income for 2012 as compared to 2011. For 2013, we anticipate that our effective tax rate will approximate 33 percent.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 30, 2013

Prior Period Results

Previously reported results for the fourth quarter of 2011 and the year ended December 31, 2011 have been revised to reflect an increase in net occupancy and equipment expense related to an adjustment for the straight-line recognition of rental expense on operating leases. The effect of these revisions was immaterial to each period (no change in basic and diluted earnings per share for the fourth quarter of 2011 and approximately a one cent reduction in basic and diluted earnings per share for the year ended December 31, 2011). Net income for the fourth quarter of 2011 and for the year ended December 31, 2011 was reduced by $285 thousand and $1.1 million, respectively, reflecting the after-tax increases in net occupancy and equipment expense and total non-interest expense.

About Valley

Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with $16 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 210 branches in 146 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

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higher than expected loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business from the recent damages to our primary markets by Hurricane Sandy;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unanticipated deterioration in our loan portfolio;

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 30, 2013

•	an unanticipated reduction in our “originate and sell” residential mortgage strategy or a slowdown in residential mortgage loan refinance activity;

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Valley’s inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the inability to realize expected cost savings and revenue synergies from the merger of State Bancorp with Valley in the amounts or in the timeframe anticipated;

•	inability to retain State Bancorp’s customers and employees;

•	lower than expected cash flows from purchased credit impaired loans; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #

-Tables to Follow-

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2012	2012	2011 (1)	2012	2011 (1)
FINANCIAL DATA:
Net interest income	$118,529	$121,822	$118,314	$489,881	$474,811
Net interest income - FTE (5)	120,409	123,706	120,055	497,098	480,888
Non-interest income (3)	33,825	40,496	13,772	120,946	112,297
Non-interest expense	95,623	93,219	84,869	374,900	338,556
Income tax expense	14,702	22,402	7,321	66,748	62,706
Net income	36,829	39,447	24,532	143,627	132,511
Weighted average number of common shares outstanding: (6)
Basic	197,795,817	197,437,988	178,694,711	197,354,159	178,424,883
Diluted	197,795,817	197,437,988	178,695,174	197,354,372	178,426,070
Per common share data: (6)
Basic earnings	$0.19	$0.20	$0.14	$0.73	$0.74
Diluted earnings	0.19	0.20	0.14	0.73	0.74
Cash dividends declared	0.16	0.16	0.16	0.65	0.66
Book value	7.57	7.67	7.02	7.57	7.02
Tangible book value (2)	5.26	5.39	5.13	5.26	5.13
Tangible common equity to tangible assets (2)	6.71%	6.94%	6.58%	6.71%	6.58%
Closing stock price - high	$10.20	$10.93	$12.09	$12.59	$13.52
Closing stock price - low	8.72	9.17	9.66	8.72	9.42
CORE ADJUSTED FINANCIAL DATA: (2)
Net income, as adjusted	$36,829	$42,171	$36,223	$146,670	$144,719
Basic earnings per share, as adjusted	0.19	0.21	0.20	0.74	0.81
Diluted earnings per share, as adjusted	0.19	0.21	0.20	0.74	0.81
FINANCIAL RATIOS:					`
Net interest margin	3.36%	3.41%	3.68%	3.47%	3.71%
Net interest margin - FTE (5)	3.41	3.46	3.74	3.52	3.75
Annualized return on average assets	0.93	0.99	0.69	0.91	0.93
Annualized return on average shareholders’ equity	9.71	10.45	7.48	9.57	10.11
Annualized return on average tangible shareholders’ equity (2)	13.82	14.86	10.10	13.65	13.68
Efficiency ratio (7)	62.76	57.43	64.25	61.38	57.67
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	0.93%	1.05%	1.01%	0.93%	1.01%
Annualized return on average shareholders’ equity as adjusted	9.71	11.18	11.05	9.77	11.04
Annualized return on average tangible shareholders’ equity, as adjusted	13.82	15.89	14.91	13.94	14.94
Efficiency ratio, as adjusted	62.76	55.81	56.12	60.85	55.77
AVERAGE BALANCE SHEET ITEMS:
Assets	$15,835,049	$15,994,973	$14,306,673	$15,833,998	$14,270,289
Interest earning assets	14,115,272	14,283,862	12,845,931	14,109,728	12,814,236
Loans	11,276,804	11,419,251	9,710,251	11,238,269	9,608,480
Interest bearing liabilities	10,874,993	11,213,688	10,145,279	11,037,169	10,284,332
Deposits	11,171,248	11,028,027	9,835,527	11,032,021	9,738,592
Shareholders’ equity	1,516,675	1,509,403	1,311,498	1,500,997	1,310,939

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	December 31,	September 30,	December 31,
($ in thousands)	2012	2012	2011 (1)
BALANCE SHEET ITEMS:
Assets	$16,012,646	$15,771,134	$14,252,755
Total loans	11,022,799	11,148,938	9,799,641
Non-covered loans	10,842,125	10,941,405	9,527,797
Deposits	11,264,018	10,920,800	9,673,102
Shareholders’ equity	1,502,377	1,513,323	1,254,836
CAPITAL RATIOS:
Tier 1 leverage ratio	8.09%	8.07%	7.99%
Risk-based capital - Tier 1	10.87	10.87	10.81
Risk-based capital - Total Capital	12.38	12.36	12.63

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2012	2012	2011	2012	2011
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$131,597	$132,536	$137,701	$136,185	$126,504
Loans charged-off: (4)
Commercial and industrial	(2,241)	(3,649)	(10,204)	(16,103)	(29,229)
Commercial real estate	(917)	(3,214)	(1,132)	(9,596)	(6,305)
Construction	(576)	(522)	(3,533)	(2,092)	(4,053)
Residential mortgage	(889)	(870)	(1,727)	(3,518)	(3,222)
Consumer	(1,730)	(1,111)	(1,542)	(5,339)	(5,906)

Total loans charged-off	(6,353)	(9,366)	(18,138)	(36,648)	(48,715)

Charged-off loans recovered:
Commercial and industrial	1,565	601	617	4,475	2,365
Commercial real estate	20	16	106	222	134
Construction	—	—	—	50	197
Residential mortgage	63	13	23	701	129
Consumer	403	547	512	1,958	2,236

Total loans recovered	2,051	1,177	1,258	7,406	5,061

Net charge-offs	(4,302)	(8,189)	(16,880)	(29,242)	(43,654)
Provision charged for credit losses	5,200	7,250	15,364	25,552	53,335

Ending balance - Allowance for credit losses	$132,495	$131,597	$136,185	$132,495	$136,185

Components of allowance for credit losses:
Allowance for non-covered loans	$120,708	$119,755	$120,274	$120,708	$120,274
Allowance for covered loans	9,492	9,492	13,528	9,492	13,528

Allowance for loan losses	130,200	129,247	133,802	130,200	133,802
Allowance for unfunded letters of credit	2,295	2,350	2,383	2,295	2,383

Allowance for credit losses	$132,495	$131,597	$136,185	$132,495	$136,185

Components of provision for credit losses:
Provision for losses on non-covered loans	$5,255	$7,582	$11,904	$25,640	$31,242
Provision for losses on covered loans	—	—	3,416	—	21,510
Provision for unfunded letters of credit	(55)	(332)	44	(88)	583

Provision for credit losses	$5,200	$7,250	$15,364	$25,552	$53,335

Annualized ratio of net charge-offs of non-covered loans to average loans	0.15%	0.21%	0.59%	0.22%	0.30%
Annualized ratio of total net charge-offs to average loans	0.15	0.29	0.70	0.26	0.45
Allowance for non-covered loan losses as a % of non-covered loans	1.11	1.09	1.26	1.11	1.26
Allowance for credit losses as a % of total loans	1.20	1.18	1.39	1.20	1.39

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	December 31,	September 30,	December 31,
($ in thousands)	2012	2012	2011
ASSET QUALITY: (8)
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$3,578	$17,459	$4,347
Commercial real estate	13,245	6,236	13,115
Construction	6,685	—	2,652
Residential mortgage	18,951	16,961	8,496
Consumer	7,227	6,463	8,975

Total 30 to 89 days past due	49,686	47,119	37,585
90 or more days past due:
Commercial and industrial	283	—	657
Commercial real estate	2,950	221	422
Construction	2,575	1,024	1,823
Residential mortgage	2,356	1,051	763
Consumer	501	197	351

Total 90 or more days past due	8,665	2,493	4,016

Total accruing past due loans	$58,351	$49,612	$41,601

Non-accrual loans:
Commercial and industrial	$22,424	$12,296	$26,648
Commercial real estate	58,625	58,541	42,186
Construction	14,805	15,139	19,874
Residential mortgage	32,623	31,564	31,646
Consumer	3,331	3,831	3,910

Total non-accrual loans	131,808	121,371	124,264
Other real estate owned (9)	15,612	15,403	15,227
Other repossessed assets	7,805	7,733	796
Non-accrual debt securities (10)	40,303	40,779	27,151

Total non-performing assets (“NPAs”)	$195,528	$185,286	$167,438

Performing troubled debt restructured loans	$105,446	$109,282	$100,992
Total non-accrual loans as a % of loans	1.20%	1.09%	1.27%
Total accruing past due and non-accrual loans as a % of loans	1.73	1.53	1.69
Allowance for losses on non-covered loans as a % of non-accrual loans	91.58	98.67	96.79
Non-performing purchased credit-impaired loans: (11)
Non-covered loans	$24,028	$19,124	$—
Covered loans	47,831	59,526	76,701

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)

Previously reported results for the three months ended December 31, 2011 and the year ended December 31, 2011 have been revised to reflect an increase in net occupancy and equipment expense, which after taxes, reduced net income by $285 thousand and $1.1 million, respectively. Basic and diluted earnings per share were reduced by $0.01 for the year ended December 31, 2011 (no change for the three months ended December 31, 2011). Certain statistical data and other per common share data have been revised accordingly.

(2)

This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2012	2012	2011 (1)	2012	2011 (1)
Tangible book value per common share:
Common shares outstanding	198,438,271	197,429,718	178,683,030	198,438,271	178,683,030

Shareholders’ equity	$1,502,377	$1,513,323	$1,254,836	$1,502,377	$1,254,836
Less: Goodwill and other intangible assets	(459,357)	(449,315)	(338,780)	(459,357)	(338,780)

Tangible shareholders’ equity	$1,043,020	$1,064,008	$916,056	$1,043,020	$916,056
Tangible book value	$5.26	$5.39	$5.13	$5.26	$5.13
Tangible common equity to tangible assets:
Tangible shareholders’ equity	$1,043,020	$1,064,008	$916,056	$1,043,020	$916,056

Total assets	16,012,646	15,771,134	14,252,755	16,012,646	14,252,755
Less: Goodwill and other intangible assets	(459,357)	(449,315)	(338,780)	(459,357)	(338,780)

Tangible assets	$15,553,289	$15,321,819	$13,913,975	$15,553,289	$13,913,975
Tangible common equity to tangible assets	6.71%	6.94%	6.58%	6.71%	6.58%
Annualized return on average tangible equity:
Net income	$36,829	$39,447	$24,532	$143,627	$132,511

Average shareholders’ equity	1,516,675	1,509,403	1,311,498	1,500,997	1,310,939
Less: Average goodwill and other intangible assets	(450,948)	(447,622)	(339,528)	(449,078)	(342,122)

Average tangible shareholders’ equity	$1,065,727	$1,061,781	$971,970	$1,051,919	$968,817
Annualized return on average tangible shareholders’ equity	13.82%	14.86%	10.10%	13.65%	13.68%
Adjusted net income available to common stockholders:
Net income, as reported	$36,829	$39,447	$24,532	$143,627	$132,511
Net impairment losses on securities recognized in earnings (net of tax)	—	2,724	11,691	3,043	12,208

Net income, as adjusted	36,829	42,171	36,223	146,670	144,719
Adjusted per common share data:
Net income, as adjusted	$36,829	$42,171	$36,223	$146,670	$144,719
Average number of basic shares outstanding	197,795,817	197,437,988	178,694,711	197,354,159	178,424,883
Basic earnings, as adjusted	$0.19	$0.21	$0.20	$0.74	$0.81
Average number of diluted shares outstanding	197,795,817	197,437,988	178,695,174	197,354,372	178,426,070
Diluted earnings, as adjusted	$0.19	$0.21	$0.20	$0.74	$0.81
Adjusted annualized return on average assets:
Net income, as adjusted	$36,829	$42,171	$36,223	$146,670	$144,719
Average assets	15,835,049	15,994,973	14,306,673	15,833,998	14,270,289
Annualized return on average assets, as adjusted	0.93%	1.05%	1.01%	0.93%	1.01%

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2012	2012	2011 (1)	2012	2011 (1)
Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$36,829	$42,171	$36,223	$146,670	$144,719
Average shareholders’ equity	1,516,675	1,509,403	1,311,498	1,500,997	1,310,939
Annualized return on average shareholders’ equity, as adjusted	9.71%	11.18%	11.05%	9.77%	11.04%
Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$36,829	$42,171	$36,223	$146,670	$144,719
Average tangible shareholders’ equity	1,065,727	1,061,781	971,970	1,051,919	968,817
Annualized return on average tangible shareholders’ equity, as adjusted	13.82%	15.89%	14.91%	13.94%	14.94%
Adjusted efficiency ratio:
Non-interest expense	$95,623	$93,219	$84,869	$374,900	$338,556

Net interest income	118,529	121,822	118,314	489,881	474,811
Non-interest income	33,825	40,496	13,772	120,946	112,297
Add: Net impairment losses on securities recognized in earnings	—	4,697	19,143	5,247	19,968

Gross operating income, as adjusted	$152,354	$167,015	$151,229	$616,074	$607,076
Efficiency ratio, as adjusted	62.76%	55.81%	56.12%	60.85%	55.77%

(3) Non-interest income includes net trading gains (losses):
Trading securities	$53	$65	$492	$219	$1,015
Junior subordinated debentures	2,113	(59)	(1,331)	2,574	1,256

Total trading gains, net	$2,166	$6	$(839)	$2,793	$2,271

(4) Total loans charged-off includes the following covered loan charge-offs:
Commercial and industrial	$—	$(2,278)	$(2,476)	$(3,551)	$(14,212)
Commercial real estate	—	—	—	—	(38)
Construction	—	—	—	(484)	—
Residential mortgage	—	—	—	—	(110)

Total covered loans charged-off	$—	$(2,278)	$(2,476)	$(4,035)	$(14,360)

(5)

Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(6)	Share data reflects the five percent common stock dividend issued on May 25, 2012.
(7)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(8)

Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(9)

Excludes OREO properties related to FDIC-assisted transactions totaling $8.9 million, $11.2 million and $6.4 million, at December 31, 2012, September 30, 2012 and December 31, 2011, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(10)

Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $6.9 million, $6.4 million, and $24.6 million) at December 31, 2012, September 30, 2012, and December 31, 2011, respectively, after recognition of all credit impairments.

(11)

Represent acquired and purchased loans meeting Valley’s definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	December 31,
	2012	2011
Assets
Cash and due from banks	$390,078	$372,566
Interest bearing deposits with banks	463,022	6,483
Investment securities:
Held to maturity, fair value of $1,657,950 at December 31, 2012 and $2,027,197 at December 31, 2011	1,599,707	1,958,916
Available for sale	807,816	566,520
Trading securities	22,157	21,938

Total investment securities	2,429,680	2,547,374

Loans held for sale, at fair value	120,230	25,169
Non-covered loans	10,842,125	9,527,797
Covered loans	180,674	271,844
Less: Allowance for loan losses	(130,200)	(133,802)

Net loans	10,892,599	9,665,839

Premises and equipment, net	278,615	265,475
Bank owned life insurance	339,876	303,867
Accrued interest receivable	52,375	52,527
Due from customers on acceptances outstanding	3,323	5,903
FDIC loss-share receivable	44,996	74,390
Goodwill	428,234	317,962
Other intangible assets, net	31,123	20,818
Other assets	538,495	594,382

Total Assets	$16,012,646	$14,252,755

Liabilities
Deposits:
Non-interest bearing	$3,558,053	$2,781,597
Interest bearing:
Savings, NOW and money market	5,197,199	4,390,121
Time	2,508,766	2,501,384

Total deposits	11,264,018	9,673,102

Short-term borrowings	154,323	212,849
Long-term borrowings	2,697,299	2,726,099
Junior subordinated debentures issued to capital trusts (includes fair value of $147,595 at December 31, 2012 and $160,478 at December 31, 2011 for VNB Capital Trust I)	188,522	185,598
Bank acceptances outstanding	3,323	5,903
Accrued expenses and other liabilities	202,784	194,368

Total Liabilities	14,510,269	12,997,919

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 232,023,233 shares; issued 198,499,275 shares at December 31, 2012 and 178,717,806 shares at December 31, 2011	69,494	59,955
Surplus	1,390,851	1,179,135
Retained earnings	93,495	78,599
Accumulated other comprehensive loss	(50,909)	(62,441)
Treasury stock, at cost (61,004 common shares at December 31, 2012 and 34,776 common shares at December 31, 2011)	(554)	(412)

Total Shareholders’ Equity	1,502,377	1,254,836

Total Liabilities and Shareholders’ Equity	$16,012,646	$14,252,755

*	Share data reflects the five percent common stock dividend issued on May 25, 2012.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2012	2012	2011	2012	2011
Interest Income
Interest and fees on loans	$143,413	$146,011	$138,355	$581,696	$547,365
Interest and dividends on investment securities:
Taxable	14,100	15,733	23,395	68,698	108,129
Tax-exempt	3,387	3,424	3,230	13,157	11,273
Dividends	1,816	1,866	1,443	7,107	6,655
Interest on federal funds sold and other short-term investments	253	196	149	535	402

Total interest income	162,969	167,230	166,572	671,193	673,824

Interest Expense
Interest on deposits:
Savings, NOW and money market	4,995	5,051	5,154	20,090	19,876
Time	8,779	9,226	11,085	37,466	48,291
Interest on short-term borrowings	209	556	244	1,387	1,154
Interest on long-term borrowings and junior subordinated debentures	30,457	30,575	31,775	122,369	129,692

Total interest expense	44,440	45,408	48,258	181,312	199,013

Net Interest Income	118,529	121,822	118,314	489,881	474,811
Provision for losses on non-covered loans and unfunded letters of credit	5,200	7,250	11,948	25,552	31,825
Provision for losses on covered loans	—	—	3,416	—	21,510

Net Interest Income After Provision for Credit Losses	113,329	114,572	102,950	464,329	421,476

Non-Interest Income
Trust and investment services	1,985	1,947	1,779	7,690	7,523
Insurance commissions	3,547	3,228	4,131	15,494	15,627
Service charges on deposit accounts	6,207	6,513	5,702	24,752	22,610
Gains on securities transactions, net	44	1,496	12,034	2,587	32,068
Other-than-temporary impairment losses on securities	—	—	(42,775)	—	(42,775)
Portion recognized in other comprehensive income (before taxes)	—	(4,697)	23,632	(5,247)	22,807

Net impairment losses on securities recognized in earnings	—	(4,697)	(19,143)	(5,247)	(19,968)
Trading gains (losses), net	2,166	6	(839)	2,793	2,271
Fees from loan servicing	1,362	1,173	981	4,843	4,337
Gains on sales of loans, net	15,636	25,055	2,639	46,998	10,699
(Losses) gains on sales of assets, net	(812)	195	44	(329)	426
Bank owned life insurance	1,590	1,674	1,805	6,855	7,380
Change in FDIC loss-share receivable	43	(390)	1,414	(7,459)	13,403
Other	2,057	4,296	3,225	21,969	15,921

Total non-interest income	33,825	40,496	13,772	120,946	112,297

Non-Interest Expense
Salary and employee benefits expense	48,461	49,267	42,948	199,968	176,307
Net occupancy and equipment expense	19,514	17,466	16,547	71,245	66,332
FDIC insurance assessment	3,550	3,915	3,135	14,292	12,759
Amortization of other intangible assets	2,597	2,696	2,206	9,783	9,315
Professional and legal fees	4,565	3,471	4,853	15,005	15,312
Advertising	1,851	1,723	2,003	7,103	8,373
Other	15,085	14,681	13,177	57,504	50,158

Total non-interest expense	95,623	93,219	84,869	374,900	338,556

Income Before Income Taxes	51,531	61,849	31,853	210,375	195,217
Income tax expense	14,702	22,402	7,321	66,748	62,706

Net Income	$36,829	$39,447	$24,532	$143,627	$132,511

Earnings Per Common Share*:
Basic	$0.19	$0.20	$0.14	$0.73	$0.74
Diluted	0.19	0.20	0.14	0.73	0.74
Cash Dividends Declared per Common Share*	0.16	0.16	0.16	0.65	0.66
Weighted Average Number of Common Shares Outstanding*:
Basic	197,795,817	197,437,988	178,694,711	197,354,159	178,424,883
Diluted	197,795,817	197,437,988	178,695,174	197,354,372	178,426,070

*	Share data reflects the five percent common stock dividend issued on May 25, 2012.

VALLEY NATIONAL BANCORP

LOAN PORTFOLIO

(in thousands)

	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Non-covered Loans
Commercial and industrial	$2,084,826	$2,118,870	$2,165,656	$2,170,378	$1,878,387
Commercial real estate:
Commercial real estate	4,417,709	4,445,338	4,441,026	4,347,542	3,574,089
Construction	425,444	435,939	411,639	430,906	411,003

Total commercial real estate	4,843,153	4,881,277	4,852,665	4,778,448	3,985,092
Residential mortgage	2,462,429	2,499,554	2,745,101	2,531,166	2,285,590
Consumer:
Home equity	485,458	492,338	499,749	507,560	469,604
Automobile	786,528	789,248	778,181	764,082	772,490
Other consumer	179,731	160,118	155,963	145,703	136,634

Total consumer loans	1,451,717	1,441,704	1,433,893	1,417,345	1,378,728

Total non-covered loans	$10,842,125	$10,941,405	$11,197,315	$10,897,337	$9,527,797

Covered loans*	180,674	207,533	226,537	252,185	271,844

Total loans	$11,022,799	$11,148,938	$11,423,852	$11,149,522	$9,799,641

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and
	Net Interest Income on a Tax Equivalent Basis
	Quarter End - 12/31/2012			Quarter End - 09/30/2012			Quarter End - 06/30/2012			Quarter End - 03/31/2012			Quarter End - 12/31/2011
	Average		Avg.	Average		Avg.	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$11,276,804	$143,470	5.09%	$11,419,251	$146,051	5.12%	$11,297,942	$143,837	5.09%	$10,956,666	$148,470	5.42%	$9,710,251	$138,356	5.70%
Taxable investments (3)	1,931,717	15,916	3.30%	2,016,878	17,599	3.49%	2,263,054	19,788	3.50%	2,469,057	22,502	3.65%	2,406,927	24,838	4.13%
Tax-exempt investments (1)(3)	505,156	5,210	4.13%	505,010	5,268	4.17%	464,681	4,965	4.27%	439,927	4,799	4.36%	477,841	4,970	4.16%
Federal funds sold and other interest bearing deposits	401,595	253	0.25%	342,723	196	0.23%	52,348	31	0.24%	94,127	55	0.23%	250,912	149	0.24%

Total interest earning assets	14,115,272	164,849	4.67%	14,283,862	169,114	4.74%	14,078,025	168,621	4.79%	13,959,777	175,826	5.04%	12,845,931	168,313	5.24%

Other assets	1,719,777			1,711,111			1,713,023			1,753,368			1,460,742

Total assets	$15,835,049			$15,994,973			$15,791,048			$15,713,145			$14,306,673

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$5,163,073	$4,995	0.39%	$5,079,279	$5,051	0.40%	$5,064,315	$4,690	0.37%	$5,072,431	$5,354	0.42%	$4,463,682	$5,154	0.46%
Time deposits	2,625,681	8,779	1.34%	2,736,233	9,226	1.35%	2,661,794	9,276	1.39%	2,812,582	10,185	1.45%	2,584,980	11,085	1.72%
Short-term borrowings	197,442	209	0.42%	502,016	556	0.44%	376,150	369	0.39%	237,676	253	0.43%	185,091	244	0.53%
Long-term borrowings (4)	2,888,797	30,457	4.22%	2,896,160	30,575	4.22%	2,916,670	30,452	4.18%	2,918,216	30,885	4.23%	2,911,526	31,775	4.37%

Total interest bearing liabilities	10,874,993	44,440	1.63%	11,213,688	45,408	1.62%	11,018,929	44,787	1.63%	11,040,905	46,677	1.69%	10,145,279	48,258	1.90%

Non-interest bearing deposits	3,382,494			3,212,515			3,204,242			3,111,959			2,786,865
Other liabilities	60,887			59,367			68,361			82,148			63,031
Shareholders’ equity	1,516,675			1,509,403			1,499,516			1,478,133			1,311,498

Total liabilities and shareholders’ equity	$15,835,049			$15,994,973			$15,791,048			$15,713,145			$14,306,673

Net interest income/interest rate spread (5)		$120,409	3.04%		$123,706	3.12%		$123,834	3.16%		$129,149	3.35%		$120,055	3.34%
Tax equivalent adjustment		(1,880)			(1,884)			(1,763)			(1,690)			(1,741)

Net interest income, as reported		$118,529			$121,822			$122,071			$127,459			$118,314

Net interest margin (6)			3.36%			3.41%			3.47%			3.65%			3.68%
Tax equivalent effect			0.05%			0.05%			0.05%			0.05%			0.06%

Net interest margin on a fully tax equivalent basis (6)			3.41%			3.46%			3.52%			3.70%			3.74%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)

Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.